Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Agreement") is made between the following parties:

American Eagle Outfitters, Inc., hereinafter referred to, together with its predecessors, successors, assigns, and affiliated companies, as "the Company"; and

Susan P. McGalla, hereinafter referred to, together with her heirs, administrators, executors, successors, assigns, and other personal representatives as "Ms. McGalla."

Ms. McGalla and the Company are making this agreement in connection with the termination of the Employment Agreement, dated March 1, 2007 between the Company and Ms. McGalla (the "Employment Agreement") and her separation from employment with the Company; and to resolve any potential differences or any and all claims related to Ms. McGalla's employment or the end of her employment with the Company.

Therefore, in consideration of the mutual promises and agreements set forth herein, the Company and Ms. McGalla hereby agree as follows:

1. The Company will continue to employ Ms. McGalla and Ms. McGalla agrees to continue her employment with the Company continuously through termination of her employment with the Company effective on Saturday, January 31, 2009 (the "Separation Date").

2. The Company agrees to pay Ms. McGalla her base salary earned through the Separation Date.

3. Ms. McGalla agrees that, in exchange for good and valuable consideration set forth in this Agreement, she shall not prior to or for twenty-four (24) months after the Separation Date, either directly or indirectly, solicit, induce or attempt to influence any associate to leave the employment of the Company, nor will I in any way assist anyone else in doing so.

4. If Ms. McGalla is continuously employed through the Separation Date, the Company will not exercise its right to invoke the covenant for Ms. McGalla to not compete in subparagraph 4.3 of the Employment Agreement and Ms. McGalla shall not be entitle to any salary continuation following the Separation Date. If Ms. McGalla breaches this Agreement, the Company retains the right to elect to exercise its rights under subparagraph 4.3 of the Employment Agreement.

5. If Ms. McGalla is continuously employed through the Separation, the Company will pay to Ms. McGalla the amount of any annual cash bonus she would have earned if Company performance goals are met. Payment of the bonus, less all legally required payroll and withholding taxes, will be made at the same time as to executive officers of the Company. Also, if Ms. McGalla is continuously employed through the Separation, the restrictions on the applicable portion, if any, of her 2008 Restricted Stock award for 70,489 shares shall lapse and those shares shall vest if and to the extent that the Company achieves the fiscal 2008 performance goals. Such shares shall vest, if at all, on the same date as for executive officers of the Company. If the goals are not met, the shares shall be forfeited.

6. If Ms. McGalla is continuously employed through the Separation, Ms. McGalla will be paid the value of her account (at the close of a business day prior to payment in accordance with the Company practice) under the Company Long Term Incentive Compensation Plan (the "LTIP"). If Ms. McGalla is continuously employed through the Separation Date, Ms. McGalla's LTIP account will be increased by the amount, if any, that is earned for fiscal 2008 base on achievement of Company performance goals. Ms. McGalla's LTIP account will be paid out in three payments, the first third to be paid six months after Separation Date and the remaining two thirds in two payments when payouts under the LTIP are made in 2010 and 2011, subject in each case to her continuous compliance with her obligations under this Agreement. Ms. McGalla understands and agrees that if she breaches any provision of this Agreement as determined in the sole discretion of the Company, then the Company may refrain from paying to Ms. McGalla her account balance under the LTIP, all of which Ms. McGalla will forfeit in that event.

7. Ms. McGalla acknowledges and agrees that her outstanding vested stock option awards for 330,000 shares shall remain exercisable for 30 days from the Separation Date, or through March 2, 2009, that the vested portion of her 2007 stock option award for 77,385 shares shall remain exercisable for one year from the Separation Date, or through January 31, 2010, and that her unvested stock option awards for a total of 525,833 shares shall terminate on the Separation Date, all in accordance with the terms of the award and the Company's 2005 Stock Award and Incentive Plan.

8. Ms. McGalla will be paid all amounts due to her under the Company 401k Plan in accordance with the terms of the plan.

9. If Ms. McGalla makes a timely election of continuation of group medical coverage under federal law (COBRA), the Company will provide the COBRA coverage elected to Ms. McGalla at her expense as required by law.

10. Ms. McGalla acknowledges and agrees that because of the payments specified in this Agreement, she will be paid no additional compensation by the Company following the Separation Date, all of which are forfeited.

11. The Employment Agreement is hereby terminated and superseded by this Agreement; except that Ms. McGalla hereby acknowledges and reaffirms that all of her obligations under paragraph 4 of the Employment Agreement remain in full force and effect, except where specifically modified by this Agreement, and shall survive the termination of her employment with the Company and the execution of this Agreement.

12. In consideration of the payments and other benefits provided herein, Ms. McGalla agrees to release and forever discharge the Company, as well as its officers, directors, employees, agents, and shareholders, individually and in their representative capabilities (the "Released Parties") of and from any and every legal claim, right to recovery, or cause of action, of any kind or any nature, whether known or unknown, including, but not limited to attorney's fees and including any rights or claims arising under any federal, state, or local law, including but not limited to, the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, and including any contract or alleged agreement or promise, whether written or oral, arising directly or indirectly out of her employment with, or the end of her employment with the Company, excluding only any action by Ms. McGalla to enforce her rights under this Agreement. Ms. McGalla also waives and releases any right she may have to recover any damages resulting from any action or suit instituted on her behalf against any of the Released Parties by the Equal Employment Opportunity Commission or any other government agency.

13. Ms. McGalla agrees to continue to hold all of the Company's confidential and/or privileged information in confidence and to treat it as proprietary to the Company. She promises that she has not used or disclosed any confidential and/or privileged information and that she has not taken or copied any documents that constitute or contain confidential and/or privileged information. "Confidential and/or privileged information" means any information regarding the business, operations, properties or personnel of the Company which were disclosed to or learned by Ms. McGalla as a result of her employment and includes, but is not limited to, any confidential data, figures, projections, estimates, policy and/or procedure manuals or handbooks, business methods, supplier/vendor information, quality control methods and information, design and/or production processes, initial markups and mark-downs, personnel information, sales information, and similar information. Confidential and/or privileged information shall not include any information that Ms. McGalla possessed prior to her employment or which becomes a matter of public knowledge hereafter through sources independent of Ms. McGalla.

14. Ms. McGalla agrees to return to the Company on or prior to the Separation Date any property of the Company in her possession or control, including, but not limited to, any Company computer, phone, pda, credit card, documents and keys.

15. This Agreement contains the entire agreement between the parties and no additional promises have been made or relied upon and they supersede and replace all prior agreements

16. This Agreement shall be governed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provisions, and the courts of the Commonwealth of Pennsylvania shall have jurisdiction over any disputes arising under this Agreement.

17. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and that provision cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

17. Ms. McGalla agrees that she received the first draft of this Agreement on August 20, 2008.

THE PARTIES HAVE READ THIS AGREEMENT CONSISTING OF 4 PAGES, INCLUDING THE SIGNATURE PAGE AND FULLY UNDERSTAND ALL OF THE TERMS. MS. MCGALLA ACKNOWLEDGES THAT SHE WAS GIVEN UP TO 21 DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT, THAT SHE WAS ADVISED TO CONSULT WITH LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT AND THAT SHE HAS THE RIGHT TO REVOKE THIS AGREEMENT, IN WRITING, FOR A PERIOD NOT TO EXCEED 7 DAYS AFTER THE DATE ON WHICH IT IS SIGNED BY HER. IF, AFTER SIGNING THIS AGREEMENT, MS. MCGALLA DECIDES TO EXERCISE HER RIGHT TO REVOKE, SHE CAN DO SO ONLY BY SUBMITTING WRITTEN NOTICE OF REVOCATION TO THE COMPANY'S EXECUTIVE VICE PRESIDENT - HUMAN RESOURCES AT ITS CORPORATE OFFICES AT 77 HOT METAL STREET, PITTSBURGH, PA 15203. TO BE EFFECTIVE, THE NOTICE MUST BE RECEIVED AT THE CORPORATE OFFICE BEFORE THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER MS. MCGALLA SIGNS THIS AGREEMENT. THE PARTIES HEREBY ACKNOWLEDGE THAT IF MS. MCGALLA DOES NOT EXERCISE THIS RIGHT TO REVOKE, THIS AGREEMENT WILL BE A BINDING CONTRACT AS TO ITS TERMS. THE PARTIES NOW VOLUNTARILY SIGN THIS AGREEMENT ON THE DATE INDICATED, SIGNIFYING THEIR AGREEMENT AND WILLINGNESS TO BE BOUND BY ITS TERMS.

AMERICAN EAGLE OUTFITTERS, INC.

By: /s/James V. O'Donnell

Its: Chief Executive Officer

Date: August 27, 2008

/s/ Susan P. McGalla

Susan P. McGalla

Date: August 26, 2008